                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                            CONTACT: John E. Peck
                                                          President and CEO
                                                          (270) 885-1171


                      HOPFED BANCORP COMPLETES ACQUISITION
                   OF TWO BANK BRANCHES AND INSURANCE COMPANY
                           --------------------------
                       ACQUSITION TO ADD TO 2002 EARNINGS
                           --------------------------
                      BOOSTS DEPOSITS BY APPROXIMATELY 30%

HOPKINSVILLE, Ky. - (September 6, 2002) - HopFed Bancorp, Inc. (Nasdaq: HFBC) today announced that it completed the acquisition of two bank branches and a full service insurance agency located in Fulton, Kentucky. The closing was effective September 5, 2002, and the branches began operation under the Heritage Bank name on September 6, 2002.

         "The acquisition of the two branches boosts our deposit base by approximately $95 million and expands our market into Fulton, Kentucky," stated John E. Peck, president and chief executive officer of HopFed Bancorp, Inc. "The branches serve a large customer base in western Kentucky and Tennessee and provide our bank with a substantial market position in Fulton County, a strong growth community. We expect the acquisition to be a positive contributor to our 2002 earnings.

         "The acquisition also includes the addition of a full-service insurance agency that will expand our revenue from non-interest income sources. The agency, Fall and Fall, Inc., has operated for over 100 years and will provide a solid foundation to expand our banking, investment and brokerage services in Fulton County.

         "A significant benefit of the acquisition is a strong management team in Fulton County headed by Robert Burrow, market president for the Old National offices. We are pleased to have Robert and his entire team join us, and we look forward to their contribution in making 2002 a record year for HopFed," concluded Mr. Peck.

         Under terms of the purchase agreement, Heritage Bank, a wholly owned subsidiary of HopFed Bancorp, acquired the facilities, fixed assets, and deposits of the two branch offices and insurance agency from Old National Bank.

         HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eight offices serving western Kentucky and Tennessee and offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. At June 30, 2002, HopFed Bancorp, Inc. had total assets of over $300 million and stockholders equity of $44 million.

                  Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on HopFed's operating results, performance or financial condition are competition and the demand for HopFed's products and services, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

                                       ###